Exhibit 99.1

SEALY CORPORATION

Press Release — 2Q Fiscal 2011 Results

June 28, 2011

News Release

Sealy Corporation Reports Fiscal Second Quarter 2011 Results

—2nd Quarter Results from Continuing Operations—

—Net Sales Increase 11% to $321.3 Million—

TRINITY, N.C., June 28, 2011 — Sealy Corporation (NYSE: ZZ), a leading global bedding manufacturer, today announced results for its fiscal second quarter 2011.

Fiscal 2011 2nd Quarter Highlights for Continuing Operations

•                  Net sales were $321.3 million, an increase of 10.6% compared to the same prior year quarter.

•                  Gross profit increased by $3.5 million to $125.1 million from the prior year quarter.

•                  Income from operations decreased by $4.7 million to $22.4 million.  Included in this result are $12.7 million of incremental costs associated with the launch of the Next Generation Posturepedic line, including price discounting for the old line, manufacturing start up, launch related costs and national advertising expenses.

•                  Net income from continuing operations was $0.8 million or $0.01 per diluted share, compared to $3.7 million or $0.03 per diluted share in the prior year quarter.  The corresponding share counts for 2011 and 2010 second quarter EPS were 107.9 million and 287.7 million, respectively. For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

•                  Adjusted EBITDA decreased 18.7% to $32.8 million from $40.3 million. Adjusted EBITDA margin decreased to 10.2%, compared to 13.9% in the prior year period.

“We were pleased with our operational and financial performance in the second quarter, which allowed the company to deliver double digit sales growth over the prior year, as well as sequential growth in gross margin, income from operations and Adjusted EBITDA.  We accomplished these results even as we saw conditions for the industry become more challenging than expected.  We also began to reap some benefits associated with our recent strategic investments, which included $12.7 million of incremental costs associated with the launch of our Next Generation Posturepedic product line and our new national advertising campaign.  The Next Generation Posturepedic launch is proceeding well ahead of plan, as we exceeded our goal of shipping the line to at least 60% of our retail partners by Memorial Day.  The timely roll out and the positive consumer and retailer reaction to the Posturepedic launch contributed to our strong double digit revenue growth performance for the quarter.  In addition to the exceptional Posturepedic performance, our 2010 products continued to exhibit positive sales momentum, with double digit revenue growth from both our Sealy Branded promotional line and our Embody specialty line.  As a result of these actions, the company continued to focus on further deleveraging our balance sheet, as demonstrated by the May 2011 redemption of $10 million of our 10 7/8% senior notes.  This action reflects the confidence we have in our business despite an increasingly challenging retail and inflationary environment.  The balance of the year is shaping up to be more challenging, but the ongoing success of our broad product portfolio affirms the confidence we have in our ability to drive improved financial performance, with expected continued revenue growth, and improving gross margin and Adjusted EBITDA results in the second half of 2011,” stated Larry Rogers, Sealy’s President and Chief Executive Officer.

Fiscal 2011 Second Quarter Results

Total U.S. net sales increased 10.6% to $253.4 million from the second quarter of fiscal 2010.  Wholesale unit volume increased 12.2%, while wholesale average unit selling price decreased 1.2% on a year-over-year basis.  The increase in unit volume is attributable to higher sales of Sealy’s Next Generation Posturepedic line which had been distributed to the majority of Sealy’s customers by the end of the second quarter as well as increased sales of Sealy branded products. The decrease in Sealy’s average unit selling price was driven by the heavy mix of Next Generation Posturepedic floor samples which typically carry a significant discount during a new line’s initial distribution.

International net sales increased $6.5 million, or 10.5%, from the second quarter of fiscal 2010 to $67.9 million. Excluding the effects of currency fluctuation, international net sales increased 6.3% from the second quarter of fiscal 2010. This increase was primarily due to increased sales in the Argentina, Mexico and Canada markets.

Gross profit for the second fiscal quarter increased by $3.5 million to $125.1 million from the prior year quarter.  Gross margin decreased by 292 basis points to 38.9%. U.S. gross margin decreased 327 basis points to 38.3%.  The decrease in gross margin was driven primarily by the launch of the Next Generation Posturepedic line. The launch included costs related to the heavy mix of discounted floor samples and start up efforts of the new line. These combined actions negatively impacted U.S. gross profit margin by approximately 2.0 percentage points. Higher material costs related to increased commodity prices and other inflation contributed 1.2 percentage points of the decrease in U.S. gross margin. Additionally, the increased sales of Sealy branded product discussed above contributed to the lower margins in the current quarter as these value priced products carry a lower gross margin.

Selling, general, and administrative (SG&A) expenses were $107.4 million for the second quarter of fiscal 2011, an increase of $9.2 million versus the comparable period a year earlier.  As a percentage of net sales, these expenses were 33.4% and 33.8% for the quarters ended May 29, 2011 and May 30, 2010, respectively, a decrease of 0.4 percentage points. The increase in absolute dollars was primarily driven by a $7.3 million increase in volume driven variable expenses, consisting of a $3.0 million increase in delivery costs due to higher fuel costs, a $2.9 million increase in cooperative advertising and promotional costs, and a $1.4 million increase in bad debt expenses. Fixed operating costs, exclusive of non-cash compensation expense, increased $4.4 million from the prior year period. This increase is primarily due to an increase of $4.0 million in costs incurred to support the launch of the Next Generation Posturepedic line and $1.8 million related to our new advertising campaign.  These costs were offset by a $2.4 million decrease in expected incentive based compensation for fiscal 2011. Non-cash compensation expense decreased by $2.2 million compared to the second quarter of fiscal 2010 due primarily to the vesting of restricted share unit grants.

Income from operations for the second fiscal quarter decreased by $4.7 million to $22.4 million.  The decrease was due to an increase in SG&A expenses primarily associated with the Next Generation Posturepedic launch.

Net income from continuing operations for the second quarter was $0.01 per diluted share.  Net loss from discontinued operations for the period was $(0.01) per diluted share.  Included in the net loss from discontinued operations are the operational results related to the European and Brazilian businesses and the related losses on disposition.  Net loss for the second fiscal quarter was $(0.00) per diluted share.  For further information on the calculation of diluted shares, please see the attached Reconciliation of Fully Diluted Sharecount schedule.

Fiscal 2011 Six Month Results

Net sales for the six months ended May 29, 2011 increased 4.1% to $626.8 million from $602.4 million for the comparable period a year earlier. Gross profit was $243.6 million, or 38.9% of net sales, versus $254.5 million, or 42.2% of net sales, for the comparable period a year earlier.  Net income from continuing operations was $0.9 million, versus net income of $11.9 million in the prior year period.  Included in this result are $23.9 million of incremental costs associated with the launch of the Next Generation Posturepedic line, including price discounting for the old line, manufacturing start up, launch related costs and national advertising expenses.  Adjusted EBITDA decreased 30.4% to $62.8 million, or 10.0% of net sales, from $90.3 million, or 15% of net sales, compared to the same period in the prior year.

As of May 29 2011, the Company’s debt net of cash was $707.6 million and Net Debt to Adjusted EBITDA ratio (excluding the Convertible Payment In Kind Notes) based on the trailing 12 months was 3.49x. During the quarter, the Company redeemed $10 million of its 10 7/8% senior notes.

Results from Continuing Operations

During the fourth quarter 2010, the company divested the assets of its manufacturing operations in France and Italy, which represented all of the assets in its Europe segment.  In addition, the company discontinued manufacturing operations in Brazil.  The company has transitioned to a license arrangement with third parties in both of these markets.  These businesses are accounted for as discontinued operations, and accordingly, the company has reclassified its financial data for all periods presented to reflect these actions.  Unless otherwise noted, the reported financial data pertains to Sealy’s continuing operations.

Non-GAAP Measures

Within the information above, Sealy provides information regarding Adjusted EBITDA and Adjusted EBITDA Margin which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to operating income or net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We present Adjusted EBITDA, because the covenants contained in our senior debt agreements are based upon these measures and Adjusted EBITDA is a material component of those covenants. Additionally, management uses Adjusted EBITDA to evaluate the Company’s operating performance.  We also present Adjusted EBITDA margin, which is Adjusted EBTIDA reflected as a percentage of net sales because we believe that this measure provides useful incremental information to investors regarding our operating performance.  Additionally, these measures are not intended to be measures of available cash flow for management’s discretionary use, as these measures do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation may not be comparable to other similarly titled measures of other companies.  A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to the Company’s net income is provided in the attached schedule.

Additionally, the Company provides certain information on a constant currency basis which reflects a comparison of current period results translated at the prior period currency rates.  This information is provided because we believe that it provides useful incremental information to investors regarding our operating performance.

Conference Call

The Company will hold a conference call today to discuss its fiscal second quarter 2011 results at 5:00 p.m. (Eastern Standard Time).  The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4448616. The replay will be available until July 5, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.sealy.com. The on-line replay will be available for a limited time beginning immediately following the call in the Investors section of the Company’s website at www.sealy.com.

About Sealy

Sealy owns the largest bedding brand in the world, with sales of $1.2 billion in fiscal 2010. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy(R), Sealy Posturepedic(R), Sealy Embody(TM), Stearns & Foster(R), and Bassett(R) brands. Sealy operates 25 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to approximately 3,000 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

CONTACT: Mark D. Boehmer, VP & Treasurer, Sealy Corporation, +1-336-862-8705

SOURCE: SEALY CORPORATION

The condensed consolidated statements of operations and related information presented below have been adjusted for discontinued operations presentation for all periods presented.  However, the condensed consolidated balance sheets and statements of cash flows have not been adjusted for such presentation.

SEALY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

(Unaudited)

	May 29,	November 28,	May 30,
	2011	2010	2010

ASSETS

Current assets:
Cash and equivalents	$79,292	$109,255	$79,557
Accounts receivable, net of allowances for bad debts, cash discounts and returns	151,755	140,778	164,769
Inventories	61,443	57,178	67,276
Other current assets	30,439	19,543	22,069
Deferred income tax assets	20,170	19,127	14,669
Total current assets	343,099	345,881	348,340
Property, plant and equipment - at cost	398,925	385,470	432,869
Less accumulated depreciation	(229,905)	(217,398)	(238,748)
	169,020	168,072	194,121
Other assets:
Goodwill	363,498	361,958	360,893
Intangible assets, net	1,253	1,387	1,528
Deferred income tax assets	5,125	6,140	9,425
Other assets, including debt issuance costs, net	50,657	53,319	51,094
	420,533	422,804	422,940
Total assets	$932,652	$936,757	$965,401

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion - long-term obligations	$2,069	$2,166	$10,400
Accounts payable	74,046	66,507	88,371
Accrued incentives and advertising	26,028	34,510	27,808
Accrued compensation	17,710	22,390	22,801
Accrued interest	14,205	14,359	14,659
Other accrued liabilities	32,333	37,198	31,785
Total current liabilities	166,391	177,130	195,824
Long-term obligations, net of current portion	784,776	793,084	798,122
Other liabilities	51,190	53,357	58,754
Deferred income tax liabilities	842	825	871

Stockholders’ deficit:
Common stock	982	979	950
Additional paid-in capital	924,615	911,066	900,932
Accumulated deficit	(1,007,968)	(1,006,689)	(986,387)
Accumulated other comprehensive income	11,824	7,005	(3,665)
Total shareholders’ deficit	(70,547)	(87,639)	(88,170)
Total liabilties and shareholders’ deficit	$932,652	$936,757	$965,401

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	May 29,	May 30,
	2011	2010

Net sales	$321,296	$290,525
Cost of goods sold	196,222	168,951

Gross profit	125,074	121,574

Selling, general and administrative expenses	107,447	98,297
Amortization expense	72	72
Royalty income, net of royalty expense	(4,804)	(3,807)

Income from operations	22,359	27,012

Interest expense	21,666	21,237
Refinancing and extinguishment of debt	1,236	3,759
Other income, net	(102)	(52)

(Loss) income before income taxes	(441)	2,068
Income tax benefit	(568)	(552)
Equity in earnings of unconsolidated affiliates	623	1,047
Income from continuing operations	750	3,667
Loss from discontinued operations	(1,127)	(2,818)
Net (loss) income	$(377)	$849

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.01	$0.04
Loss from discontinued operations per common share	(0.01)	(0.03)
(Loss) earnings per common share—Basic	$—	$0.01

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.01	$0.03
Loss from discontinued operations per common share	(0.01)	(0.01)
Earnings (loss) per common share—Diluted	$—	$0.02

Weighted average number of common shares outstanding:
Basic	98,040	94,604
Diluted	107,933	287,714

SEALY  CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Six Months Ended
	May 29,	May 30,
	2011	2010

Net sales	$626,825	$602,413
Cost of goods sold	383,247	347,957

Gross profit	243,578	254,456

Selling, general and administrative expenses	211,181	198,585
Amortization expense	144	144
Royalty income, net of royalty expense	(9,775)	(7,929)

Income from operations	42,028	63,656

Interest expense	43,374	42,970
Refinancing and extinguishment of debt	1,236	3,759
Other income, net	(207)	(102)

(Loss) income before income taxes	(2,375)	17,029
Income tax (benefit) provision	(1,777)	7,075
Equity in earnings of unconsolidated affiliates	1,478	1,990
Income (loss) from continuing operations	880	11,944
Loss from discontinued operations	(2,159)	(5,380)
Net (loss) income	$(1,279)	$6,564

Earnings (loss) per common share—Basic
Income (loss) from continuing operations per common share	$0.01	$0.13
Loss from discontinued operations per common share	(0.02)	(0.06)
(Loss) earnings per common share—Basic	$(0.01)	$0.07

Earnings (loss) per common share—Diluted
Income (loss) from continuing operations per common share	$0.01	$0.07
Loss from discontinued operations per common share	(0.02)	(0.02)
Earnings (loss) per common share—Diluted	$(0.01)	$0.05

Weighted average number of common shares outstanding:
Basic	97,928	94,563
Diluted	107,298	286,092

SEALY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended
	May 29,	May 30,
	2011	2010
Operating activities:
Net (loss) income	$(1,279)	$6,564
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	12,262	14,736
Deferred income taxes	672	3,891
Bad debt expense	1,783	(902)
Amortization of deferred gain on sale-leaseback	(345)	(327)
Paid in kind interest on convertible notes	9,312	6,980
Amortization of discount on new senior secured notes	728	1,030
Amortization of debt issuance costs and other	2,351	2,889
Impairment charges	288	—
Share-based compensation	5,773	9,215
(Gain) loss on sale of assets	1	262
Write-off of debt issuance costs related to debt extinguishments	326	2,709
Loss on repurchase of senior notes	617	1,050
Dividends received from unconsolidated affiliates	1,011	—
Equity in earnings of unconsolidated affiliates	(1,478)	(1,990)
Loss on disposition of subsidiary	206	—
Other, net	(291)	2,146
Changes in operating assets and liabilities:
Accounts receivable	(10,124)	(11,105)
Inventories	(3,983)	(13,123)
Prepaid expenses and other current assets	(8,718)	1,188
Other assets	663	(282)
Accounts payable	7,068	3,311
Accrued expenses	(22,474)	(33,472)
Other liabilities	(2,015)	800
Net cash used in operating activities	(7,646)	(4,430)
Investing activities:
Purchase of property, plant and equipment	(13,239)	(6,678)
Proceeds from sale of property, plant and equipment	22	67
Net cash used in investing activities	(13,217)	(6,611)
Financing activities:
Proceeds from issuance of long-term obligations	1,643	1,806
Repayments of long-term obligations	(2,506)	(5,107)
Repayment of senior secured notes, including premium of $300 and $1,050	(10,300)	(36,050)
Repurchase of common stock associated with vesting of employee share-based awards	(67)	—
Exercise of employee stock options, including related excess tax benefits	583	145
Debt issuance costs	(147)	2
Other	(34)	(77)
Net cash used in financing activities	(10,828)	(39,281)
Effect of exchange rate changes on cash	1,728	(1,548)
Change in cash and equivalents	(29,963)	(51,870)
Cash and equivalents:
Beginning of period	109,255	131,427
End of period	$79,292	$79,557

RECONCILIATION OF EBITDA TO NET INCOME

NON GAAP MEASURES

	Three Months Ended:				Six Months Ended:
	May 29,		May 30,		May 29,		May 30,
	2011		2010		2011		2010
	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)	(in thousands)	(percentage of net sales)

Net (loss) income	$(377)	-0.1%	$849	0.3%	$(1,279)	-0.2%	$6,564	1.1%
Interest expense	21,666	6.7%	21,237	7.3%	43,374	6.9%	42,970	7.1%
Income taxes	(568)	-0.2%	(552)	-0.2%	(1,777)	-0.3%	7,075	1.2%
Depreciation and amortization (a)	6,208	1.9%	7,144	2.5%	12,262	2.0%	12,843	2.1%

	26,929	8.4%	28,678	9.9%	52,580	8.4%	69,452	11.5%
Adjustments for debt covenants:
Refinancing charges	1,236	0.4%	3,759	1.3%	1,236	0.2%	3,759	0.6%
Non-cash compensation	2,894	0.9%	5,098	1.8%	5,773	0.9%	9,214	1.5%
KKR consulting fees	293	0.1%	524	0.2%	659	0.1%	1,020	0.2%
Severance charges	227	0.1%	137	0.0%	460	0.1%	1,252	0.2%
Discontinued operations	1,127	0.4%	2,818	1.0%	2,159	0.3%	5,380	0.9%
Other (various) (b)	110	0.0%	(665)	-0.2%	(47)	0.0%	209	0.0%

Adjusted EBITDA	$32,816	10.2%	$40,349	13.9%	$62,820	10.0%	$90,286	15.0%

(a) Excludes depreciation from discontinued operations

(b) Consists of various immaterial adjustments

Sealy Corporation

Share Count Reconciliation

	Three Months Ended		Six Months Ended
	May 29, 2011	May 30, 2010	May 29, 2011	May 30, 2010
	(in thousands)		(in thousands)
Numerator:
Net income from continuing operations, as reported	$750	$3,667	$880	$11,944
Net income attributable to participating securities	(1)	(11)	(1)	(37)
Interest on convertible notes	—	4,075	—	7,610
Net income from continuing operations available to common shareholders	$749	$7,731	$879	$19,517

Denominator:
Denominator for basic earnings per share—weighted average shares	98,040	94,604	97,928	94,563
Effect of dilutive securities:
Convertible debt	—	181,776	—	180,000
Stock options	796	1,094	841	1,217
Restricted share units	8,669	9,895	8,112	9,977
Other	428	345	417	335
Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	107,933	287,714	107,298	286,092

Sealy Corporation

Interest Expense

Q2 2011

	Three Months Ended		Six Months Ended
	May 29, 2011	May 30, 2010	May 29, 2011	May 30, 2010
	(in thousands)		(in thousands)
Cash interest expense	$15,419	$15,581	$30,984	$32,032
Non-cash interest expense	6,247	5,656	12,390	10,938
Total interest expense	$21,666	$21,237	$43,374	$42,970